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            SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                         FORM N-8A

               NOTIFICATION OF REGISTRATION
           FILED PURSUANT TO SECTION 8(a) OF THE
              INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Alliance Disciplined Value Fund, Inc.

Address of Principal Business Office
    (No. & Street, City, State, Zip Code):

              1345 Avenue of the Americas
              New York, New York 10105

Telephone Number (including area code):  (212) 969-1000

Name and address of agent for service of process:

              Edmund P. Bergan, Jr.
              c/o Alliance Capital Management L.P.
              1345 Avenue of the Americas
              New York, New York 10105

Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to
    Section 8(b) of the Investment Company Act of 1940
    concurrently with the filing of Form N-8A:
              YES   /x/      NO   / /

                           SIGNATURES

         Pursuant to the requirements of the Investment Company
Act of 1940, the registrant has caused this notification of



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registration to be duly signed on its behalf in the City of New
York and State of New York on the 3rd day of November, 1999.

                                    Alliance Disciplined Value
                                       Fund, Inc.

                                    By: /s/ John D. Carifa
                                        _________________________
                                        John D. Carifa
                                        Chairman

Attest: /s/ Edmund P. Bergan, Jr.
        _____________________
         Edmund P. Bergan, Jr.
         Secretary

00250250.AA5